Exhibit 1

Unaudited Historical Financial Statements of FutureWorld Energy, Inc. (formerly Isys Medical, Inc.), for the years ended March 31, 2009 and 2008

CONTENTS

Management report on Unaudited Financial Statements	1

Balance Sheets as of March 31, 2009 and 2008	2

Statements of Operations for the Years
Ended March 31, 2009 and 2008	3

Statements of Cash Flows for the Years
Ended March 31, 2009 and 2008	4

Statement of Stockholders’ Equity for the Period July 23, 2002
(date of inception) through March 31, 2009	5

Notes to Financial Statements	6

UNAUDITED HISTORICAL FINANCIAL STATEMENTS

The accompanying financial statements of FutureWorld Energy, Inc. (formerly Isys Medical, Inc.) for the years ended March 31, 2009 and 2008 are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The financial statements have not been audited. The Company's executive officers certify that the statements and the notes thereto, present fairly, in all material respects, the material position of the issuer and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States, consistently applied.

FutureWorld Energy, Inc.
(Formerly Isys Medical, Inc.)

___/s/ Sam Talari_______________
Saed (Sam) Talari
Acting Chief Executive Officer

Exhibit 1 -- Page 1

FUTUREWORLD ENERGY, INC.
(Formerly Isys Medical, Inc.)
Balance Sheets

	As of March 31,
ASSETS	2009	2008
Current Assets
Cash in Banks	$-	$290
Accounts receivable	1,040	$-
Prepaid expenses	375	$-
Total Current Assets	1,415	290

Property and Equipment
Furniture and Fixtures	17,070	17,070
Office Equipment	9,873	9,873
Accumulated Depreciation	(20,730)	(16,040)
Total Property and Equipment, Net of Depreciation	6,213	10,903

Other Assets
Investment in Subsidiary	-	783,833
Loans receivable - related parties	8,625	113,124
Total Other Assets	8,625	896,957

Total Assets	$16,253	$908,150

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$6,275	$121,884
Accrued Expenses	868,777	869,765
Total Current Liabilities	875,052	991,649

Long Term Liabilities
Loans & notes payable - Related Parties	65,704	345,834
Total Long Term Liabilities	65,704	345,834

Total Liabilities	940,756	1,337,483

Stockholders' Deficit
Common stock, $.0001 par value, 100,000,000 shares authorized,
82,359,508 and 3,359,486 shares issued and outstanding	8,236	336
Additional Paid-in Capital	4,466,767	4,412,542
Retained deficit accumulated	(5,399,506)	(4,842,211)

Total Stockholders' Deficit	(924,503)	(429,333)

Total Liabilities & Stockholders' Deficit	$16,253	$908,150

The accompanying notes are an integral part of this financial statement.

Exhibit 1 -- Page 2

FUTUREWORLD ENERGY, INC.
(Formerly Isys Medical, Inc.)
Statements of Operations

			For the Period July 23, 2002 (inception) to March 31, 2009
	For the Years Ended March 31,
	2009	2008
Operating Revenues
Net Sales	$-	$-	$-

Total Operating Revenue	-	-	-

Operating Expenses
Bad debt expenses	112,241	-	112,241
Consulting Fees	625	162,159	525,498
Depreciation Expense	4,690	5,590	2,287,757
Licensing Fees	150,000	176,782	475,000
Public relations	-	29,483	541,401
Salaries and Benefits	150,025	122,925	717,275
Other Administrative Expenses	11,617	(106,699)	132,082
Total Operating Expenses	429,198	390,240	4,791,254

Loss from Operations	(429,198)	(390,240)	(4,791,254)

Other Income and (Expenses)
Loss from discontinued operations	-	(325,271)	(325,271)
Loss from disposal of assets	(568,242)	-	(719,015)
Loss from equity method	-	(4,093)	(4,093)
Forgiveness of debt	115,884	-	115,884
Interest income	8,781	-	8,781
Interest expense	(13,884)	(12)	(13,903)
Total Other Income and (Expenses)	(457,461)	(329,376)	(937,617)

Net Loss For the Period	(886,659)	$(719,616)	$(5,728,871)

Average Number of Shares Outstanding
Basic	14,503,618	3,359,486

Fully Diluted	14,503,618	3,359,486

Net Loss Per Common Share
Basic	$(0.06)	$(0.21)

Fully Diluted	$(0.06)	$(0.21)

The accompanying notes are an integral part of this financial statement.

Exhibit 1 -- Page 3

FUTUREWORLD ENERGY, INC.
(Formerly Isys Medical, Inc.)
Statements of Cash Flows

	For the Years Ended March 31,
	2009	2008
Cash Flows From Operating Activities
Net Loss	$(886,659)	$(861,325)
Adjustments to reconcile loss from operations to net cash provided by operating activities:
Depreciation & amortization	4,690	5,590
Adjustment to spin off OptiCon Systems, Inc. as a subsidiary	-	187,187
Adjustment to discontinued Diabetes Detection, Inc. as a subsidiary	-	68,857
Bad debt expenses	104,499	-
Issuance of common stock in exchange for services	1,000	-
Write off of investment in subsidiary, Diabetes Detection, Inc.	568,242	-
Write off of accrued licensing fees	150,000	-
Foregivenss of debt	(112,241)	-
Changes in working capital components:
Accounts receivable	(1,040)	-
Prepaid expenses	(375)	53,142
Accounts payable	(3,368)	6,000
Accrued salaries	150,025	425,440
Other accrued expenses	23,987	-
Net Cash Used by Operations	(1,240)	(115,109)

Cash Flows From Investing Activities	-	-

Cash Flows from Financing Activities
Loans from related parties	2,350	149,286
Repayment of loans - related parties	(1,400)	-
Loans to related parties	-	(43,330)
Net Cash Flows from Financing Activities	950	105,956

Net Increase (Decrease) in Cash	(290)	(9,153)
Cash Balance, Beginning of the Period	290	9,443

Cash Balance, End of the Period	$-	$290

Supplemental Disclosures on Interest and Income Taxes Paid:
Interest paid for the period	$-	$12
Income taxes paid for the period	$-	$-

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Reduction of Investment in Subsidiary resulting from the termination of Diabetes Detection, Inc. as a subsidiary	$-	$(43,742)
Reduction of Investment in Subsidiary resulting from the termination of OptiCon Systems, Inc. as a subsidiary	$-	$(281,204)
Payment of stock dividend of OptiCon stock resulting in the spin-off of OptiCon Systems, Inc.	$-	$(76,734,000)
Reduction in loans from related parties resulting from termination of OptiCon Systems, Inc. as a subsidiary	$-	$195,118
Conversion of debt and accrued interest into common stock	$281,080	$-

The accompanying notes are an integral part of this financial statement.

Exhibit 1 -- Page 4

FUTUREWORLD ENERGY, INC.
(Formerly Isys Medical, Inc.)
Statement of Shareholders' Deficit
For the Period July 23, 2002 (date of inception) through March 31, 2009

	Common Stock		Receivable	Paid-in Capital	Deficit
	Shares	Amount	Amount	Amount	Amount	Total

Balance, July 23, 2002	985,000	$99	$-	$2,418,622	$-	$2,418,720
Stock subscribed	-	-	(920)	-	-	(920)
Loss for the period	-	-	-	-	(42,724)	(42,724)
Balance, March 31, 2003	985,000	99	(920)	2,418,622	(42,724)	2,375,076
Loss for the period	-	-	-	-	(109,572)	(109,572)
Balance, March 31, 2004	985,000	99	(920)	2,418,622	(152,296)	2,265,504
Loss for the period	-	-	-	-	(148,666)	(148,666)
Balance, March 31, 2005	985,000	99	(920)	2,418,622	(300,962)	2,116,838
Settlement of subscription	-	-	920	-	-	920
Stock issued in exchange for 100% stock of OptiCon Systems, Inc.	2,000,000	200	-	76,733,800	-	76,734,000
Stock issued in exchange for services	21,250	2	-	383,668	-	383,670
Stock issued in exchange for 100% stock of Diabetes Detection, Inc.	155,000	16	-	893,227	-	893,242
Contributed capital	-	-	-	16,188	-	16,188
Loss for the period	-	-	-	-	(995,476)	(995,476)
Balance, March 31, 2006	3,161,250	316	-	80,445,504	(1,296,438)	79,149,382
Stock issued in exchange for services	60,000	6	-	329,097	-	329,103
Stock issued for cash upon the exercise of an option	100,000	10	-	1,990	-	2,000
Stock issued in satisfaction oflicense fee for use of patent technology	38,236	4	-	149,996	-	150,000
Loss for the period	-	-	-	-	(3,472,662)	(3,472,662)
Balance, March 31, 2007	3,359,486	336	-	80,926,587	(4,769,100)	76,157,823
Stock dividend of Opticon shares paid resulting in spin off of OptiCon Systems, Inc.	-	-	-	(76,514,045)	-	(76,514,045)
Elimination of retained decifit of OptiCon Systems and Diabetes Detection which ceased being subsidiaries	-	-	-	-	788,214	788,214
Discount on convervion feature of convertible notes	-	-	-	40,000	-	40,000
Discount on convervion feature of convertible notes	-	-	-	(40,000)	-	(40,000)
Loss for the period	-	-	-	-	(861,325)	(861,325)
Balance, March 31, 2008	3,359,486	336	-	4,412,542	(4,842,211)	(429,333)
Equity adjustment of investment in subsidiary on stock dividend shares on spin off of OptiCon Systems	-	-	-	(219,955)	219,955	-
Elimination of retained decifit of OptiCon Systems and Diabetes Detection included in prior year profit and loss	-	-	-	-	109,409	109,409
Stock issued in exchange for services	200,000	20	-	980	-	1,000
Shares issued upon conversion of debt	8,000,000	800	-	39,200	-	40,000
Shares issued upon conversion of debt	10,800,000	1,080	-	-	-	1,080
Shares issued upon conversion of convertible debt	60,000,000	6,000	-	234,000	-	240,000
Fractional shares	22	-	-	-	-	-
Loss for the period	-	-	-	-	(886,659)	(886,659)

Balance, March 31, 2009	82,359,508	$8,236	$-	$4,466,767	$(5,399,506)	$(924,503)

The accompanying notes are an integral part of this financial statement.

Exhibit 1 -- Page 5

FUTUREWORLD ENERGY, INC.
(formerly Isys Medical, Inc.)
(A Development Stage Enterprise)
Notes to Financial Statements (Unaudited)
For the Years Ended March 31, 2009 and 2008

1.   Basis of Presentation, Business and Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying balance sheets as of March 31, 2009 and 2008, and the statements of operations, statements of cash flows, and statement of stockholders’ equity for the years ended March 31, 2009 and 2008 of FutureWorld Energy, Inc., (formerly Isys Medical, Inc.,) have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2009 and 2008 and for all periods presented, have been made.

(b) Nature of the Business, and History of the Company and its Subsidiaries

The nature of the business and the history of the Company and its subsidiaries is as follows:

Hathaway Corporation was organized on July 23, 2002 as a Nevada corporation.  Since its inception, the Company has been in the development stage.  On May 6, 2008, the Company changed its name to Isys Medical, Inc., and again on April 9, 2009, the Company changed its name to FutureWorld Energy, Inc. (“FutureWorld’).

OptiCon Systems, Inc., organized as a Nevada corporation on October 22, 2004, and its inception has been in the development stage, and dedicated to selling and/or licensing a fiber optic management software system under the name OptiCon Network Manager, originally developed, and acquired from Corning Cable System, Inc. through a related company, FutureTech Capital, LLC ("FutureTech").

On July 29, 2005, Isys acquired 100% of the outstanding common stock of Opticon from its shareholders in exchange for common and preferred stock of FutureWorld, at on that date Opticon became a wholly owned subsidiary of FutureWorld.

On August 31, 2007, The Company paid a stock dividend to its stockholders, consisting of 100% of the outstanding common stock of OptiCon, at the rate of one share of OptiCon stock for every two shares they own of FutureWorld.  As of August 31, 2007, OptiCon ceased being a subsidiary of FutureWorld.  The financial statements as of March 31, 2008 include the loss from operations of OptiCon through August 31, 2007, which has been recorded as discontinued operations.

Diabetes Detection, Inc. (“DDI”), was organized March 1, 2006, and since its inception, had been in the development stage, and is dedicated to developing the next generation medical device company focused on the practical needs of healthcare practitioners at the point of care.  DDI was developing a suite of medical diagnostic and healthcare information tools that would reside on standard PDA cellular communication devices, beginning with their patented solution for diagnosing and monitoring diabetic neuropathy.

On March 1, 2006, the Company acquired 100% of the outstanding common stock of DDI from its shareholders in exchange for common stock of FutureWorld, at which time DDI became a wholly owned subsidiary of FutureWorld.

On December 14, 2007, Saed (Sam) Talari, one of Company’s directors and major shareholders, exercised his option under a 5% convertible debenture due December 31, 2008 of DDI, and converted the outstanding amount under the debenture into 7,000,000 shares of the DDI’s common stock.  After the conversion, Mr. Talari owed approximately 90% of DDI’s issued and outstanding common stock, and therefore DDI ceased being a wholly owned subsidiary of FutureWorld.  The accompanying financial statements as of March 31, 2008 include the loss from operations of DDI through December 14, 2007, which has been recorded as discontinued operations.

Exhibit 1 -- Page 6

(c) Development Stage Enterprise

FutureWorld, a development stage company, has devoted substantially all of its efforts to establishing and raising necessary capital, developing its accounting system, hiring employees, acquiring and developing assets, developing markets, etc. Therefore, the Company has not generated any revenues and is still a development stage corporation.

The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control.  If the Company is unable to implement the Company’s business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on its debt obligations.

2.  Summary of Significant Accounting Policies

(a)Basis of Accounting

The Company maintains its financial records and financial statements on the accrual basis of accounting, in conformity with generally accepted accounting principles in the United States of America. The accrual basis of accounting provides for matching of revenues and expenses in the period they were earned and incurred.

(b) Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or designated for assets acquisitions, and certificates of deposit that have an original maturity of three months or less when purchased, to be cash equivalents. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

(c) Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

•	Cash and Cash Equivalents, Accounts Receivable, Prepaid Expenses, Accounts Payable, and Accrued Expenses :
The carrying amount reported in the balance sheets for these items approximates fair value because of the short maturity of these instruments.
•	Notes Payable and Loans and Notes Payable to Related Parties:

The carrying value of notes payable and loans and notes payable to related parties approximates fair value as each of the notes payable carries an interest rate commensurate with commercial borrowing rates available to the Company.

As of March 31, 2009 and 2008, the fair values of the Company’s financial instruments approximate their historical carrying amount.

(d) Property and Equipment

Property and equipment are recorded at historical cost.  Depreciation is computed on the straight-line method over estimated useful lives of the respective assets, ranging from three to seven years.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted.  Based upon the Company's most recent analysis, management believes that no impairment of property and equipment exists at March 31, 2009 and 2008.

(e) Stock Based Compensation

On January 1, 2006, the Company adopted Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R))”.  In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Exhibit 1 -- Page 7

The Company adopted SFAS 123(R) using the modified prospective transition method. The Company’s financial statements as of and for the years ended March 31, 2009 and 2008 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).  Stock-based compensation expense recognized under SFAS 123(R) for employee and directors for the years ended March 31, 2009 and 2008 was $1,000 and $-0- respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model. For stock-based awards issued to employees and directors, stock-based compensation is attributed to expense using the straight-line single option method, which is consistent with how the prior-period pro-forma were provided.   Stock-based compensation expense recognized in the Statements of Operations for the years ended March 31, 2009 included compensation expense for share-based payment awards granted prior to, but not yet vested based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

The Company’s determination of fair value of share-based payment awards to employees and directors on the date of grant using the Black-Scholes model, which is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

(f) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates

(g) Income Taxes

The Company records federal and state income tax liability in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 – Accounting for Income Taxes.  Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. This interpretation also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In May 2007, the FASB issued FASB Staff Position FIN 48-1, Definition of a Settlement in FASB Interpretation No. 48 ("FSP FIN 48-1"). FSP FIN 48-1 provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. In determining whether a tax position has been effectively settled, entities must evaluate (i) whether taxing authorities have completed their examination procedures; (ii) whether the entity intends to appeal or litigate any aspect of a tax position included in a completed evaluation; and (iii) whether it is remote that a taxing authority would examine or re-examine any aspect of a taxing position. FSP FIN 48-1 is to be applied upon the initial adoption of FIN 48.

Exhibit 1 -- Page 8

The Company adopted the provisions of FIN No. 48 on January 1, 2007 with no cumulative effect adjustment required. The Company believes that their income tax filing positions and deductions will be sustained upon examination and, accordingly, have not recorded any reserves, or related accruals for interest and penalties, at March 31, 2009 or 2008 for uncertain income tax positions pursuant to FIN No. 48. In accordance with FIN No. 48, the Company adopted a policy under which, if required to be recognized in the future, they will classify interest related to the underpayment of income taxes as a component of interest expense and will classify any related penalties in selling, engineering, general and administrating expenses in the statement of operations.

(h) Advertising Costs

Advertising costs are charged to operations as incurred.

(i) Earnings (Loss) Per Share

Basic EPS is calculated by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during each period.  Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential, except when their inclusion would be anti-dilutive.

Effective May 19, 2008, the Company’s Board of Directors approved a reverse split of its common stock.  For purposes of computation of loss per share, as well as other references to the Company’s common stock, the number of shares outstanding has been retroactively adjusted to reflect the Company’s 1-for-20 reverse stock split.

(j) Impact of Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 157 Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expanded disclosures about fair value measurements. The adoption of the applicable provisions of SFAS 157 on July 1, 2008 did not have an impact on the Company’s financial statements.    SFAS 157 provides an exception of the application of the statement to the determination of fair value of nonfinancial assets and liabilities that are recognized or disclosed on a nonrecurring basis, which is effective for fiscal years beginning after November 15, 2008.  The Company is evaluating the effect that adoption of the remaining provisions of this statement will have on its financial statements.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13”.  FSP 157-1 provides a scope exception from FASB No. 157, “Fair Value measurements” for the evaluation criteria on lease classification and capital lease measurement under FASB No. 13, Accounting for Leases and other related accounting pronouncements. The Company does not have any capital leases, accordingly, the Company did not apply the provisions of FSB 157-1.

In February 2008, the FASB issued FASB Staff Position 157-2 (FSP 157-2), which delayed the effective date by which companies must adopt the provisions of SFAS 157.  FSP 157-2 defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company is evaluating the effect that adoption of the remaining provisions of this statement will have on its financial statements.

In October, 2008, the FASB issued Staff Position 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP 157-3).  FSP 157-3 became effective upon issuance and clarifies the application of Statement 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  The adoption of FSP 157-3 did not have an impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interest in Consolidated Financial Statements. This Statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited.  The Company expects to implement SFAS 160 on April 1, 2009, but does not believe the adoption of the Statement will have a material impact on its financial statements.

Exhibit 1 -- Page 9

In December 2007, the FASB issued SFAS 141R, Business Combinations, which replaces SFAS 141. This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses and requires that all assets and liabilities of an acquired business as well as any noncontrolling interest in the acquiree be recorded at their fair values at the acquisition date. Among other things, SFAS 141R requires the expensing of direct transaction costs, including deal costs and restructuring costs as incurred.  Contingent consideration arrangements are to be recognized at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings. Pre-acquisition contingencies will also typically be recognized at their acquisition date fair values. In subsequent periods, contingent liabilities will be measured at the higher of their acquisition date fair values or the estimated amounts to be realized. In addition, material adjustments made to the initial acquisition purchase accounting will be required to be recorded back to the acquisition date. This will cause companies to revise previously reported results when reporting comparative financial information in subsequent filings. The Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management does not expect that SFAS 141R would have an impact on the Company’s financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company may consummate after the effective date.

On January 1, 2008, FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.   SFAS 159 permits entities to elect to measure eligible financial instruments at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  This statement became effective for the Company’s current fiscal year.  The Company did not elect the fair value option, therefore, the adoption of the Statement did not have an impact on its financial statements.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.   The Statement establishes enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company expects to implement SFAS 161 on April 1, 2009, but do not believe the adoption of the Statement will have a material impact on the Company’s financial statements.

Effective April 1, 2008, the Company adopted EITF 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. The adoption of EITF 07-3 did not have a material impact on the Company’s financial statements.

In April 2008, the FASB issued FASB Staff Position 142-3, Determination of the Useful Life of Intangible Assets, (FSP 142-3) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under FASB 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. FSP 142-3 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and early adoption is prohibited. The Company expects to implement FSP 142-3 on April 1, 2009.   Management expects that FSP 142-3 could have an impact on the Company’s future financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions, if any, the Company consummate after the effective date.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles for nongovernmental entities. The new standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect that the adoption of SFAS 162 to have a material impact on its financial statements.

Exhibit 1 -- Page 10

In May 2008, FASB issued Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1).  This FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all periods presented.  Early adoption is not permitted.  The Company expects to implement APB 14-2 on April 1, 2009, but does not believe the FSP APB 14-1 would have a material impact on the Company’s financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, (FSP EITF 03-6-1). This FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 becomes effective for the Company on April 1, 2009. The Company does not expect that the adoption of FSP EITF 03-6-1 will have a material impact on the Company’s financial statements.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, (FSP FAS 132(R)-1). This FSP FAS 132(R)-1 amends SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance is intended to ensure that an employer meets the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following: how investment allocation decisions are made; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets; and significant concentrations of risk within plan assets. This FSP FAS 132(R)-1 becomes effective for the Company on March 31, 2010. As FSP FAS 132(R)-1 only requires enhanced disclosures, management does not expect that the adoption of FSP FAS 132(R)-1 will not have an impact on the Company’s financial statements.

In May 2009, the FASB issued SFAS 165, Subsequent Events. The objective of this Statement is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The Company does not believe that the adoption of SFAS 165 would have a material impact on the Company’s financial statements.

In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 (SFAS 168). SFAS 168 provides for the FASB Accounting Standards Codification (the “Codification”) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification did not change GAAP but reorganizes the literature. SFAS 168 is effective for interim and annual periods ending after September 15, 2009.

Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Exhibit 1 -- Page 11

3.  Going Concern

For the year ended March 31, 2009, the Company incurred a net loss of $886,659 and a cumulative net loss since inception of $5,728,871.  As of March 31, 2009, the Company had a negative working capital of $873,637 and $-0- in cash with which to satisfy any future cash requirements.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The Company depends upon capital to be derived from future financing activities such as loans from its officers and directors, subsequent offerings of its common stock or debt financing in order to operate and grow the business either directly or through its subsidiaries.  There can be no assurance that the Company will be successful in raising such capital.  The key factors that are not in the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company’s business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to grow the business.  There may be other risks and circumstances that management may be unable to predict.

4.     Related Parties Transactions

Opticon Systems, Inc.

During the year ending March 31, 2008, the Company made cash advances to OptiCon Systems, Inc., a former wholly owned subsidiary, and paid expenses on its behalf amounting to $8,625.  On April 1, 2008, the outstanding amount was converted to a promissory note, with interest at the rate of 8% per annum, due December 31, 2010.  At March 31, 2009, the outstanding amount due from OptiCon Systems is $8,625 plus accrued interest of $1,040.

Diabetes Detection, Inc.

Effective December 14, 2007, Diabetes Detection, Inc. ceased to be a wholly owned subsidiary of the Company, therefore, the Company’s investment in Diabetes Detection, Inc. was recorded on the equity method.

During the year ended March 31, 2009 and 2008, the Company made cash advances to Diabetes Detection, Inc., a former wholly owned subsidiary, and paid certain expenses on its behalf amounting to $69,794 and $34,705 respectively. On April 1, 2008, the outstanding amount was converted to a promissory note, with interest at the rate of 8% per annum, due December 31, 2010. In October 2008, Dr. Ajay Gupta and Applied Medical Technology, the grantors of a license granting DDI rights to develop and market their only product, canceled the license agreement, at which time due to lack of capital resources or other means to continue as a going concern, DDI became insolvent.  Management decided to write off the outstanding balance of the note of $104,499 and accrued interest thereon of $7,742.

Additionally, due to Diabetes Detection’s insolvency, the Company’s investment in this subsidiary became worthless, and therefore, management decided to write off the remaining investment in subsidiary related to Diabetes Detection.

5.  Accrued Expenses

Accrued expenses at March 31, 2009 and 2008 were as follows:
	2009	2008
Accrued Salaries	$830,275	$567,250
Accrued License Fee	-	175,000
Accrued Consulting Fees	-	88,000
Payroll Tax Liabilities	24,619	14,515
Accrued interest	13,883	-
Accrued Legal Fees	-	20,000
Accrued Accounting Fees	-	5,000
	$868,777	$869,765

Exhibit 1 -- Page 12

6.   Related Parties Disclosures

(a) Loan from Saed (Sam) Talari

Since January 17, 2006, Mr. Talari, one of the Company’s directors has made unsecured loans to the Company for operations, not evidenced by promissory notes, in the aggregate amount of $287,201 though March 31, 2008.  On July 1, 2007, the Company agreed to convert $40,000 of the unsecured loan into two, $20,000 convertible promissory notes with interest at the rate of 5% per annum, due June 30, 2008 and June 30, 2009 respectively.  The notes are convertible, at the option of the holder, into common stock at 50% discount to the lowest bid price of the stock during the year prior to the conversion.  The Company recorded a discount due to the conversion feature of the notes in the amount of $40,000, and a corresponding amortization of the discount in the same amount.  On September 7, 2007, Mr. Talari assigned the two notes to Rene Morissette, an unrelated individual.  On February 17, 2008, the Company allowed Mr. Morissette to converted the two $20,000 notes into 8,000,000 shares of the Company’s common stock.

On April 1, 2008, the Company agreed to allow Mr. Talari to convert the remaining amounts due to him by the Company of $247,201, into a $500,000 Master Convertible Promissory Note, with interest at the rate of 5% per annum, based on amounts advanced from time to time, payable annually.  The Mr. Talari agreed to continue making advances to the Company on an interim basis under a Master Convertible Promissory Note to a maximum of $500,000. Mr. Talari has the option to convert any part of the principal and/or interest outstanding under their respective Master Convertible Promissory Note into the Company’s common stock at a 30% discount of the last five (5) days’ average bid price.

On August 12, 2008, the Company allowed Mr. Talari to converted $1,080 of the principal amount of the Master Promissory Note into 10,800,000 shares of the Company’s common stock. On March 11, 2009, the Company allowed Talari to converted $240,000 of the principal amount of the Master Promissory Note into 60,000,000 shares of the Company’s common stock’

At March 31, 2009 the remaining amount due to Mr. Talari on the Master Promissory Note is $6,151 and accrued interest of $10,914.

(b) Loan from FutureTech Capital, LLC

Since January 20, 2006, FutureTech Capital, LLC, a company partially owned by Mr. Talari has made unsecured loans to the Company, not evidenced by promissory notes, in the aggregate amount of $59,553 at March 31, 2008.

Also on April 1, 2008, the Company agreed to allow FutureTech to convert the amounts due to them by the Company into a $100,000 Master Convertible Promissory Note, with interest at the rate of 5% per annum, based on amounts advanced from time to time, payable annually.  FutureTech agreed to continue making advances to the Company on an interim basis under a Master Convertible Promissory Note to a maximum of $100,000.  The remaining amount due to Mr. Talari on the Master Promissory Note at March 31, 2009 is $59,553 and accrued interest of $2,969.

FutureTech Capital, LLC has the option to convert any part of the principal and/or interest outstanding under their respective Master Convertible Promissory Note into the Company’s common stock at a 30% discount of the last five (5) days’ average bid price.

(b) Office Space

During the Company's initial stage, it has limited need for use of office space or equipment.  The Company operates out of office space provided by the principals at no cost to the Company in St. Petersburg, Florida.

7.   Change in Management

On March 9, 2009, Mr. Paul D. Lisenby resigned his position as Chief Executive Officer, but remained director of the Company, Saed (Sam) Talari was elected Acting Chief Executive Officer and director the Company and Mr. Cristino L. Perez, the Company’s Chief Financial Officer, was elected director of the Company.

Exhibit 1 -- Page 13

8.  Income Taxes

Income tax benefit resulting from applying statutory rates in jurisdictions in which the Company is taxed (Federal and State of Florida) differs from the income tax provision (benefit) in our financial statements.  The following table reflects the reconciliation for the years ended March 31, 2009 and 2008:

	2009	2008

Federal at federal statutory rate	(34.00)%	(34.00)%
State, net of federal deduction	(3.30)%	(3.96)%
Change in valuation allowance	37.3%	37.96%
Effective tax rate	0.00%	0.00%

There is no current or deferred income tax expense or benefit allocated to continuing operations for the year ended March 31, 2008, or for the period July 23, 2002 (date of inception) through March 31, 2009.

The income tax provision differs from the amount of tax determined by applying the federal statutory rate as follows:

Net deferred tax assets and liabilities were comprised of the following:

	Year Ended March 31, 2009	Year Ended March 31, 2008	Period July 23, 2002 (inception) through March 31, 2009
Deferred tax asset (liability), current:
Prepaid expenses	$364	$39,593	$39,957
Accounts payable	131	-	131
Accrued salaries	2,196	42,659	44,855
Other accrued expenses	304,072	304,418	608,490
Valuation allowance	(306,763)	(386,671)	(693,433)
	$0	$0	$0
Deferred tax asset (liability), non-current
Net operating loss	$3,567	$85,206	$1,311,670
Valuation allowance	(3,567)	(85,206)	(1,311,670)
	$0	$0	$0

The Company has not recognized an income tax benefit for its operating losses generated through March 31, 2009 and 2008 based on uncertainties concerning the Company’s ability to generate taxable income in future periods. The tax benefit is offset by a valuation allowance established against deferred tax assets arising from operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

For income tax purposes the Company has available a net operating loss carry-forward of $ from inception to March 31, 2009, which will expire, unless used to offset future federal taxable income through 2024.

9.   Stock Options and Warrants

In connection with a Stock Exchange Agreement among the Company, Diabetes Detection, Inc., Knowledge Market, Inc. on March 6, 2006, the Company issued Knowledge Market a warrant for the purchase of 275,000 shares at an exercise price of $10.00.  All of the Warrants expire on March 5, 2010.  All of the Warrants granted were non-qualified fixed price warrants.

Exhibit 1 -- Page 14

The following table summarizes the activity related to the stock purchase warrants for the period from July 23, 2002 (inception) to March 31, 2009:

Weighted Average
	Shares		Exercise Price		Exercise Price
		Stock	per Share		per Share
	Warrants	Options	Warrants	Options	Warrants	Options
Outstanding at July 23, 2002	–	–	$–	$–	$–	$–
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2005	–	–	–	–	–	–
Granted	275,000	–	10.00	–	10.00	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2006	275,000	–	10.00	–	10.00	–
Granted	–	–	-	–	-	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2007	275,000		10.00	–	10.00	–
Granted	–	–	-	–	-	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2008	275,000	-	10.00	-	10.00	-
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2009	275,000	–	10.00	–	10.00	–
Exercisable at March 31, 2009	275,000	–	$10.00	$–	$10.00	$–

Management has determined that it is not possible to reasonably estimate the grant-date fair value of the warrants because there is no market for the Company's stock1and none has been issued recently, and the Company was not been able to identify a similar publicly held company that can be used as a benchmark.  Instead, the Company the expected price and range of the Company’s stock, and have assessed volatility at maximum.  Using the Black-Scholes-Merton option pricing model, management has determined the warrants issued during the current year have a calculated value of $1.80 per share.

Total costs associated with the warrants issued for the years ended March 31, 2006 was $496,783, which was recognized over the service period and reflected as part of the acquisition of Diabetes Detection, Inc.  The following are the weighted average assumptions for warrants granted:  Dividend rate of zero percent; risk-free interest rate of five percent; expected lives of four years; and expected price volatility of 400 percent

10.  Commitments and Contingencies

On March 14, 2003, the Company entered into a three-year Employment Agreement with Mr. Talari, one of the Company's directors. The Agreement is automatically extended for additional one-year periods without further action from the Company or the executive, unless notice of termination is given by either party within 90 days of the end of any periods. The Agreement provides for (a) a base salary of $7,000 per month, with a 5% increase per annum (currently $10,669 per month), and (b) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

Exhibit 1 -- Page 15

On January 1, 2007, the Company entered into a two-year Employment Agreement with Cristino L. Perez, the Company's Chief Financial Officer. The Agreement is automatically extended for additional one-year period without further action from the Company or the executive, unless notice of termination is given by either party within 90 days of the end of any periods. The Agreement provides for (a) a base salary of $5,000 per month(up to $3,000 of which can be taken in common shares at the option of the employee), and (b) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

11.  Subsequent Events

Effective June 15, 2009, the Company entered into a Stock Exchange Agreement with SeaTech Energy, Inc. and its stockholders, whereby the Company issued the stockholders 15,000,000 shares of its newly issued preferred stock in exchange 1,000,000 common shares of SeaTech, representing 100% of the outstanding shares of SeaTech. The Company’s preferred shares are convertible into 150,000,000 shares of its common stock.

Exhibit 1 -- Page 16